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Exhibit 8

November 13, 2003

Keystone Property Trust
200 Four Falls, Suite 208
West Conshocken, Pennsylvania 19428

Re:
REIT Status of Keystone Property Trust

Ladies and Gentlemen:

        We have acted as counsel to Keystone Property Trust, a Maryland statutory real estate investment trust (the "Company") and Keystone Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale from time to time by the securityholders listed in the Registration Statement of up to 3,462,635 shares of the Company's common stock, par value $.001 per share (the "Shares"), issued in privately negotiated transactions or issuable upon conversion of common or preferred units of limited partnership interest (the "OP Units") of Keystone Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), held by such securityholders.

        In rendering the opinion expressed herein below, we have examined and relied on the following items:

  1.
  The Registration Statement;

  2.
  The Company's Declaration of Trust, as amended to the date hereof;

  3.
  The Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated December 12, 1997, as amended to the date hereof; and

  4.
  Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

        In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company and the Operating Partnership at all times have been and will continue to be organized and operated in accordance with the terms of such documents. We have further assumed the accuracy of the statements and descriptions of the Company's and the Operating Partnership's intended activities as described in the Registration Statement and that the Company and the Operating Partnership have operated and will continue to operate in accordance with the method of operation described in such documents.

        For purposes of rendering the opinion stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations, dated November 13, 2003, provided to us by the Company and the Operating Partnership (the "Certificate of Representations"), and, as of the date hereof, no facts have come to our attention which would lead us to believe that we are not justified in relying upon the Certificate of Representations. These representations generally relate to the classification and operation of the Company as a REIT and the organization and operation of the Operating Partnership.

        Based upon and subject to the foregoing, we are of the opinion that: (1) commencing with its taxable year ended December 31, 1993, the Company was organized and operated in conformity with the requirements for qualification as a REIT under the Code and that the present and proposed method of operation of the Company and the Operating Partnership, as described in the Registration Statement and as represented by the Company and the Operating Partnership, will permit the Company to continue to so qualify; and (2) the information in the Registration Statement under the heading "Federal Income Tax Considerations" has been reviewed by us and, to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

        The opinion stated above represents our conclusions as to the application of the federal income tax laws existing as of the date of this letter and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth above represents our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinion referred to herein. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because the Company's satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate of Representations.

        The opinion set forth in this letter: (i) is limited to those matters expressly covered; no opinion is to be implied in respect of any other matter; (ii) is as of the date hereof; and (iii) is rendered by us solely for your benefit and may not be provided to or relied upon by any person or entity other than you without our express consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the captions "Legal Matters" and "Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP

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  Exhibit 8